Exhibit 19.1
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

		(Rs. in Million)
		As of June 30,		As of March 31,
	Schedule	2006	2005	2006
SOURCES OF FUNDS

SHAREHOLDERS’ FUNDS
Share capital	1	2,863.99	1,409.74	2,851.51
Share application money pending allotment		32.81	43.80	74.86
Reserves and surplus	2	71,481.83	56,526.39	63,200.82

		74,378.63	57,979.93	66,127.19

LOAN FUNDS
Secured loans	3	257.54	197.01	450.58
Unsecured loans	4	629.47	404.39	306.68

		887.01	601.40	757.26
Minority interest

		75,265.64	58,581.33	66,884.45

APPLICATION OF FUNDS

FIXED ASSETS
Goodwill [refer note 19 (3)]		7,734.81	6,282.11	3,528.34
Gross block	5	27,820.88	22,247.44	24,815.60
Less : Accumulated depreciation		14,468.95	10,654.37	12,910.14

Net block		13,351.93	11,593.07	11,905.46
Capital work-in-progress and advances		7,513.81	3,003.66	6,248.52

		28,600.55	20,878.84	21,682.32

INVESTMENTS	6	36,466.71	27,688.51	30,812.31

DEFERRED TAX ASSETS		600.38	495.00	593.50

CURRENT ASSETS, LOANS AND ADVANCES
Inventories	7	2,307.36	1,596.07	2,064.61
Sundry debtors	8	22,440.05	15,037.70	21,271.58
Cash and bank balances	9	4,347.37	4,661.99	8,857.70
Loans and advances	10	11,830.52	6,826.03	10,372.87

		40,925.30	28,121.79	42,566.76

Less : CURRENT LIABILITIES AND PROVISIONS
Liabilities	11	20,879.40	13,082.93	18,526.94
Provisions	12	10,447.90	5,519.88	10,243.50

		31,327.30	18,602.81	28,770.44

NET CURRENT ASSETS		9,598.00	9,518.98	13,796.32

		75,265.64	58,581.33	66,884.45

Significant accounting policies and notes to accounts	19
The schedules referred above form an integral part of the condensed consolidated balance sheet

As per our report attached	for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	Dr. Jagdish N Sheth
Chartered Accountants	Chairman	Director

Jamil Khatri	Suresh C Senapaty	V Ramachandaran	B C Prabhakar
Partner	Executive Vice President	Company Secretary	Director
Membership No.102527	& Chief Financial Officer
Bangalore
July 19, 2006

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

		(Rs. in Million)
		Quarter ended June 30,		Year ended
		2006	2005	March 31, 2006
INCOME
Gross sales & services		31,670.85	22,883.74	106,804.56
Less : Excise duty		214.38	165.79	775.36

Net sales and services		31,456.47	22,717.95	106,029.20
Other income	13	477.38	122.20	1,535.52

		31,933.85	22,840.15	107,564.72

EXPENDITURE
Cost of sales and services	14	21,174.04	15,217.47	71,484.05
Selling and marketing expenses	15	2,112.05	1,665.16	7,002.66
General and administrative expenses	16	1,465.94	1,097.60	5,264.75
Interest	17	2.44	6.52	34.95

		24,754.47	17,986.75	83,786.41

PROFIT BEFORE TAXATION		7,179.38	4,853.40	23,778.31
Provision for taxation including FBT		1,040.82	628.07	3,390.98

PROFIT AFTER TAXATION		6,138.56	4,225.33	20,387.33

Profit before minority interest / share in earnings of affiliates		6,138.56	4,225.33	20,387.33

Minority interest			(1.40)	(1.40)
Share in earnings of affiliates		65.36	56.25	287.97

PROFIT FOR THE PERIOD		6,203.92	4,280.18	20,673.90

Appropriations
Proposed dividend				7,128.77
Tax on dividend				999.81

TRANSFER TO GENERAL RESERVE		6,203.92	4,280.18	12,545.32

EARNINGS PER SHARE — EPS (PY: Adjusted EPS for bonus issue in ratio of 1:1)
Equity shares of par value Rs. 2 /- each
Basic (in Rs.)		4.37	3.06	14.70
Diluted (in Rs.)		4.30	3.02	14.48
Number of shares for calculating EPS (PY: Adjusted for bonus issue in ratio of 1:1)
Basic		1,419,404,399	1,399,545,726	1,406,505,974
Diluted		1,441,188,282	1,419,108,162	1,427,915,724

Significant accounting policies and notes to accounts	19
The schedules referred above form an integral part of the condensed consolidated profit & loss account

As per our report attached	for and on behalf of Board of Directors

for BSR & Co.	Azim Premji	Dr. Jagdish N Sheth
Chartered Accountants	Chairman	Director

Jamil Khatri	Suresh C Senapaty	V Ramachandaran	B C Prabhakar
Partner	Executive Vice President	Company Secretary	Director
Membership No.102527	& Chief Financial Officer
Bangalore
July 19, 2006

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million)
	As of June 30,		As of March 31,
	2006	2005	2006
SCHEDULE 1 SHARE CAPITAL

Authorised capital
1,650,000,000 (2005: 750,000,000 & 2006: 1,650,000,000) equity shares of Rs. 2 each	3,300.00	1,500.00	3,300.00
25,000,000 (2005 & 2006: 25,000,000) 10.25 % redeemable cumulative preference shares of Rs. 10 each	250.00	250.00	250.00

	3,550.00	1,750.00	3,550.00

Issued, subscribed and paid-up capital
1,431,992,871 (2005 : 704,871,203, 2006 : 1,425,754,267) equity shares of Rs. 2 each [refer Note 19 (1)]	2,863.99	1,409.74	2,851.51

	2,863.99	1,409.74	2,851.51

SCHEDULE 2 RESERVES AND SURPLUS

Capital reserve
Balance brought forward from previous period	47.09	9.50	9.50
Add : Acquisition of minority interest in Wipro Infrastructure Engineering Ltd.		37.59	37.59

	47.09	47.09	47.09

Capital redemption reserve
Balance brought forward from previous period		250.04	250.04
Less : Amount utilised for bonus shares			250.04

		250.04

Securities premium account
Balance brought forward from previous period	14,378.39	9,299.05	9,299.05
Add : Exercise of stock options by employees	1,940.31	633.35	5,120.88
Add : Amalgamation of Wipro BPO Solutions Limited,			1,120.21
Spectramind Bermuda and Spectramind Mauritius
Less : Amount utilised for bonus shares			1,161.75

	16,318.70	9,932.40	14,378.39

Translation reserve	(50.59)	(135.45)	(111.21)

Restricted stock units reserve
Employees Stock Options Outstanding	2,643.32	3,444.22	2,731.75
Less : Deferred Employee Compensation Expense	2,010.45	2,925.90	2,202.42

	632.87	518.32	529.33

General reserve
Balance brought forward from the previous period	48,357.22	41,633.81	41,633.81
Additions [refer Note 19 (2)]	6,176.54	4,280.18	6,723.41

	54,533.76	45,913.99	48,357.22

Summary of reserves and surplus
Balance brought forward from previous period	63,200.82	51,407.11	51,407.11
Additions	8,281.01	5,119.28	13,205.50
Deletions			1,411.79

	71,481.83	56,526.39	63,200.82

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million)
	As of June 30,		As of March 31,
	2006	2005	2006
SCHEDULE 3 SECURED LOANS

Cash credit facility from banks	257.54	195.33	448.90
Development loan from Karnataka Government		1.68	1.68

	257.54	197.01	450.58

SCHEDULE 4 UNSECURED LOANS

Borrowings from banks and foreign state institutions	578.44	349.24	255.65

Other loans
Interest free loan from State Governments	49.78	53.90	49.78
Others	1.25	1.25	1.25

	629.47	404.39	306.68

CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
SCHEDULE 5 FIXED ASSETS

											(Rs. in Million)

PARTICULARS	GROSS BLOCK				ACCUMULATED DEPRECIATION				NET BLOCK
	As of April 1		Deductions /	As of June 30	As of April 1	Depreciation for	Deductions	As of June 30	As of June 30	As of June 30	As of March 31
	2006	Additions	adjustments	2006	2006	the period	adjustments	2006	2006	2005	2006

Land	1,345.03	36.71	—	1,381.74	—	—	—	—	1,381.74	1,308.42	1,345.03
Buildings	4,503.94	179.58	—	4,683.52	393.75	17.89	—	411.64	4,271.88	3,931.60	4,110.19
Plant & machinery	14,234.68	1,045.42	2.12	15,277.98	9,770.08	658.37	273.39	10,701.84	4,576.14	4,388.05	4,464.60
Furniture, fixture and equipments	3,007.33	245.56	7.59	3,245.30	1,992.34	133.47	112.37	2,238.18	1,007.12	1,051.87	1,014.99
Vehicles	1,324.31	146.16	22.67	1,447.80	667.52	69.81	(13.73)	723.60	724.20	597.21	656.79
Technical know-how	44.73	292.17	5.84	331.06	34.04	1.69	292.18	327.91	3.15	—	10.69
Patents, trade marks and rights	355.58	1,097.90	—	1,453.48	52.41	13.37	—	65.78	1,387.70	315.92	303.17

	24,815.60	3,043.50	38.22	27,820.88	12,910.14	894.60	664.21	14,468.95	13,351.93	11,593.07	11,905.46

Previous period - 30 June 2005	20,899.63	1,394.09	46.28	22,247.44	9,951.77	727.23	24.63	10,654.37	11,593.07

Previous year - 31 March 2006	20,899.63	4,159.54	243.57	24,815.60	9,951.77	3,096.43	138.06	12,910.14	11,905.46

Note:
Additions in gross block and adjustments in accumulated depreciation include balances relating to fixed assets of acquired entities[refer note 19(4), 19(5) & 19(6)]

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

			(Rs. in Million)
	As of June 30,		As of March 31,
	2006	2005	2006
SCHEDULE 6 INVESTMENTS

Investment — Long Term

Investment in Affiliates
Wipro GE Medical Systems Private Ltd. (refer note below)	840.13	560.50	765.91
WeP Peripherals Ltd.	207.54	204.22	216.41

	1,047.67	764.72	982.32

Other Investment — unquoted	13.07	12.60	13.05

Investment — short term
Investments in Indian money market mutual funds	35,403.00	26,743.51	29,814.24
Investment overseas — trust funds / others		167.68
Investment — Others	2.97		2.70

	35,405.97	26,911.19	29,816.94

	36,466.71	27,688.51	30,812.31

Note : Equity investments in this company carry certain restrictions on transfer of shares that is normally provided for in shareholders’ agreements

SCHEDULE 7 INVENTORIES

Raw materials	698.81	599.61	692.01
Stock in process	337.08	255.39	288.73
Finished goods	1,045.55	539.69	885.85
Stores and spares	225.92	201.38	198.02

	2,307.36	1,596.07	2,064.61

Basis of stock valuations :
i) Raw materials, stock in process and stores & spares at or below cost.
ii) Finished goods at cost or net realizable value, whichever is lower

SCHEDULE 8 SUNDRY DEBTORS

(Unsecured)
Debts outstanding for a period exceeding six months
Considered good	869.55	1,119.78	815.63
Considered doubtful	1,196.31	928.13	1,115.78

	2,065.86	2,047.91	1,931.41

Others
Considered good	21,570.49	13,917.92	20,455.95
Considered doubtful	5.47

	21,575.96	13,917.92	20,455.95

Less : Provision for doubtful debts	1,201.77	928.13	1,115.78

	22,440.05	15,037.70	21,271.58

SCHEDULE 9 CASH AND BANK BALANCES

Cash and cheques on hand	320.91	62.22	399.82
Bank balances (including Deposits)	4,026.46	4,599.77	8,457.88

	4,347.37	4,661.99	8,857.70

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

			(Rs. in Million)
	As of June 30,		As of March 31,
	2006	2005	2006
SCHEDULE 10 LOAN AND ADVANCES

(Unsecured, considered good unless otherwise stated)
Advance recoverable in cash or in kind or for value to be received
Considered good	3,979.27	2,146.22	3,257.70
Considered doubtful	126.40	91.88	118.05

	4,105.67	2,238.10	3,375.75
Less : Provision for doubtful advances	126.40	91.88	118.05

	3,979.27	2,146.22	3,257.70

Other deposits	1,559.37	931.96	1,411.02
Advance tax (net of provision)	825.17	150.38	1,237.33
Balances with excise and customs	116.12	16.59	130.76
Unbilled revenue	5,350.59	3,580.88	4,336.06

	11,830.52	6,826.03	10,372.87

SCHEDULE 11 LIABILITIES

Sundry creditors	3,945.23	2,915.45	4,145.96
Unclaimed dividend	4.50	4.50	4.50
Advances from customers	1,116.49	790.53	969.10
Unearned revenues	518.52	637.50	600.51
Statutory dues payable	1,990.42	1,123.67	1,820.99
Accrued employee costs	2,340.64	1,554.14	2,400.29
Other liabilites	10,963.60	6,057.14	8,585.59

	20,879.40	13,082.93	18,526.94

SCHEDULE 12 PROVISIONS

Proposed dividend	7,128.77	3,517.85	7,128.77
Tax on proposed dividend	999.81	493.38	999.81
Employee retirement benefits	1,481.43	1,023.15	1,395.75
Warranty provision	837.89	485.50	719.17

	10,447.90	5,519.88	10,243.50

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

			(Rs. in Million)
	Quarter ended June 30,		Year ended
	2006	2005	March 31, 2006
SCHEDULE 13 OTHER INCOME

Dividend on mutual fund units	338.51	159.46	871.02
Interest on debt instruments and others	48.68	30.54	198.09
Rental income	4.78	4.22	21.03
Profit on sale of mutual fund units	122.08	30.11	237.72
Profit on disposal of fixed assets	0.89	3.71	13.37
Exchange differences — net	(56.36)	(117.18)	135.07
Miscellaneous income	18.80	11.34	59.22

	477.38	122.20	1,535.52

SCHEDULE 14 COST OF SALES AND SERVICES

Raw materials, finished and process stocks *	3,902.11	3,009.64	14,818.72
Stores & spares	139.92	105.92	480.17
Power and fuel	265.18	219.30	889.94
Employee compensation cost	11,793.66	8,678.34	38,183.51
Insurance	46.71	30.01	160.99
Repairs	243.55	179.69	1,192.30
Rent	186.48	134.65	599.29
Rates & taxes	102.60	22.17	172.20
Packing & freight inward	37.33	24.44	24.01
Travel	1,117.21	673.03	3,688.06
Communication	301.80	357.89	1,342.85
Depreciation	838.35	675.29	2,909.68
Sub contracting / Technical fees	1,469.64	623.44	4,317.42
Miscellaneous expenses	729.50	483.66	2,704.91

	21,174.04	15,217.47	71,484.05

* For details refer Schedule 18

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

			(Rs. in Million)
	Quarter ended June 30,		Year ended
	2006	2005	March 31, 2006
SCHEDULE 15 SELLING & MARKETING EXPENSES

Employee compensation cost	990.04	854.53	3,507.51
Insurance	6.70	7.22	30.45
Repairs to building	2.49	2.08	9.07
Rent	59.27	55.78	211.60
Rates and taxes	4.51	5.97	16.30
Carriage and freight	176.57	102.09	555.37
Commission on sales	38.96	59.29	131.11
Advertisement and sales promotion	354.75	223.39	972.19
Depreciation	35.28	20.31	99.07
Travel	242.60	144.66	646.77
Communication	52.39	67.73	234.36
Miscellaneous expenses	148.48	122.11	588.86

	2,112.05	1,665.16	7,002.66

SCHEDULE 16 GENERAL & ADMINISTRATION EXPENSES

Employee compensation cost	577.81	484.83	2,154.99
Insurance	7.64	1.51	19.77
Repairs to building	1.93	1.61	4.28
Rent	11.77	9.93	37.96
Rates and taxes	40.07	17.73	76.73
Auditor’s remuneration
Audit fees	4.42	2.52	11.91
For certification including tax audit			0.14
Reimbursement of expenses	0.18	0.03	1.42
Loss on disposal of fixed assets	0.24	0.28	5.62
Depreciation	20.97	31.66	87.68
Travel	190.74	144.62	637.26
Communication	39.77	38.64	124.19
Provision / write off of bad debts	73.25	78.98	304.24
Miscellaneous expenses	497.15	285.26	1,798.56

	1,465.94	1,097.60	5,264.75

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

			(Rs. in Million)
	Quarter ended June 30,		Year ended
	2006	2005	March 31, 2006
SCHEDULE 17 INTEREST

Cash credit and others	2.44	6.52	34.95

	2.44	6.52	34.95

SCHEDULE 18 RAW MATERIAL, FINISHED AND PROCESSED STOCKS

Consumption of raw materials and bought out components

Opening stocks	692.01	688.77	688.77
Add : Purchases	3,548.61	2,112.05	7,010.74
Less : Closing Stock	698.81	599.61	692.01

	3,541.81	2,201.21	7,007.50

Purchase of finished products for sale	568.35	724.44	8,106.73

(Increase) / Decrease in finished and process stocks :

Opening stock : In process	288.73	212.51	212.51
: Finished products	885.85	666.56	666.56

Less : Closing stock : In process	337.08	255.39	288.73
: Finished products	1,045.55	539.69	885.85

	(208.05)	83.99	(295.51)

	3,902.11	3,009.64	14,818.72

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

			(Rs. in Million)
	Quarter Ended		Year ended
	2006	2005	March 31, 2006
A. Cash flows from operating activities:

Profit before tax	7,179.38	4,853.40	23,778.29

Adjustments:

Depreciation and amortization	894.60	727.23	3,096.43
Amortisation of stock compensation	148.00	172.70	633.27
Unrealised exchange differences — net	378.23	(105.28)	65.00
Interest on borrowings	2.44	6.52	34.95
Dividend / interest — net	(387.19)	(190.00)	(1,069.11)
Profit on sale of mutual fund units	(122.08)	(30.11)	(237.72)
Gain on sale of fixed assets	(0.65)	(3.43)	(7.75)
Working capital changes
Trade and other receivable	(1,338.48)	(55.67)	(6,990.70)
Loans and advances	(737.32)	(390.93)	(1,033.14)
Inventories	(242.75)	151.18	(317.36)
Trade and other payables	699.13	295.61	6,150.38

Net cash generated from operations	6,473.31	5,431.22	24,102.54
Direct taxes paid	(603.94)	(596.15)	(4,542.74)

Net cash generated by operating activities	5,869.37	4,835.07	19,559.80

B. Cash flows from investing activities:

Acquisition of property, fixed assets plant and equipment (including advances)	(3,387.94)	(1,793.90)	(7,927.28)
Proceeds from sale of fixed assets	28.90	25.08	113.26
Purchase of investments	(27,841.57)	(12,443.60)	(59,046.79)
Proceeds on sale / from maturities on investments	22,374.62	8,346.38	52,043.18
Net payment for acquisition of businesses	(3,497.43)	(852.27)	(2,777.03)
Advance towards business acquisition	(54.00)	—	—
Dividend / interest income received	387.19	190.00	923.38

Net cash generated by / (used in) investing activities	(11,990.23)	(6,528.31)	(16,671.28)

C. Cash flows from financing activities:

Proceeds from exercise of employee stock option	1,833.47	635.95	4,704.46
Share application money pending allotment	32.81	31.75	62.81
Interest paid on borrowings	(2.44)	(6.52)	(34.95)
Dividends paid (including distribution tax)	—	—	(3,997.74)
Repayment of long term borrowings	(236.25)		(268.36)
Repayment of borrowings from banks/foreign state institutions	(22.50)	(19.52)	(200.30)

Net cash generated by / (used in) financing activities	1,605.09	641.66	265.92

Net (decrease) / increase in cash and cash equivalents during the period	(4,515.77)	(1,051.58)	3,154.44
Cash and cash equivalents at the beginning of the period	8,857.70	5,713.57	5,713.57
Effect of translation of cash balance	5.44	—	(10.31)

Cash and cash equivalents at the end of the period	4,347.37	4,661.99	8,857.70

As per our report attached	for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	Dr. Jagdish N Sheth
Chartered Accountants	Chairman	Director

Jamil Khatri	Suresh C Senapaty	V Ramachandran	B C Prabhakar
Partner	Executive Vice President	Company Secretary	Director
Membership No. 102527	& Chief Financial Officer

Bangalore
July 19, 2006

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE –19 SIGNIFICANT ACCOUNTING POLICIES AND NOTES TO ACCOUNTS
Company overview
Wipro Limited (Wipro), together with its subsidiaries and affiliates (collectively, the Company or the group) is a leading India based provider of IT Services and Products, including Business Process Outsourcing (BPO) services, globally. Further, Wipro has other businesses such as India and AsiaPac IT Services and Products and Consumer Care and Lighting. Wipro is headquartered in Bangalore, India.
Significant accounting policies
Basis of preparation of financial statements
The accompanying consolidated financial statements are prepared and presented under historical cost convention on accrual basis of accounting, in accordance with Indian Generally Accepted Accounting Principles (Indian GAAP) and accounting standards issued by the Institute of Chartered Accountants of India (ICAI). Specifically, the recognition, measurement and disclosure provisions of AS 25, Interim Financial Reporting, have been followed for these condensed interim financial statements.
Principle of consolidation
The consolidated financial statements include the financial statements of Wipro and all its subsidiaries, which are more than 50% owned or controlled.
The financial statements of the parent Company and its majority owned and controlled subsidiaries have been combined on a line by line basis by adding together the book values of all items of assets, liabilities, incomes and expenses after eliminating all inter-company balances / transactions and resulting unrealized gain / loss.
The consolidated financial statements are prepared using uniform accounting policies for similar transactions and other events in similar circumstances.
Use of estimates
The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities on the date of the consolidated financial statements and reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.
Revenue recognition
Revenue from software development services comprises revenue from time and material and fixed -price contracts. Revenue from time and material contracts are recognized as related services are performed. Revenue from fixed-price, fixed-time frame contracts is recognized in accordance with the percentage of completion method.
Revenues from BPO services are derived from both time-based and unit -priced contracts. Revenue is recognized as the related services are performed, in accordance with the specific terms of the contract with the customers.
Maintenance revenue is considered on acceptance of the contract and is accrued over the period of the contract.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Revenue from customer training, support and other services is recognised as the related services are performed.
Provision for estimated losses, if any, on incomplete contracts are recorded in the period in which such losses become probable based on the current contract estimates. ‘Unbilled revenues’ included in loans and advances represent cost and earnings in excess of billings as at the balance sheet date. ‘Unearned revenues’ included in current liabilities represent billing in excess of revenue recognised.
Revenue from sale of products is recognised, in accordance with the sales contract, on transfer of all significant risks and rewards of ownership to the buyer . Revenues from product sales are shown as net of excise duty, sales tax separately charged and applicable discounts.
Agency commission is accrued when shipment of consignment is dispatched by the principal.
Profit on sale of investments is recorded upon transfer of title by the Company and is determined as the difference between the sales price and the then carrying value of the investment.
Interest is recognized using the time-proportion method, based on rates implicit in the transaction.
Dividend income is recognized when the Company’s right to receive dividend is established.
Export incentives are accounted on accrual basis and include estimated realizable values/ benefits from special import licenses and advance licenses.
Other income is recognized on accrual basis. Other income includes unrealized losses on short -term investments.
Warranty cost
The Company accrues the estimated cost of warranties at the time when the revenue is recognized. The accruals are based on the Company’s historical experience of material usage and service delivery costs.
Fixed assets, intangible assets and work-in-progress
Fixed assets are stated at historical cost less accumulated depreciation.
Interest on borrowed money allocated to and utilized for fixed assets, pertaining to the period up to the date of capitalization is capitalized. Assets acquired on direct finance lease are capitalized at the gross value and interest thereon is charged to profit and loss account.
Intangible assets are stated at the consideration paid for acquisition less accumulated amortization.
Advances paid towards the acquisition of fixed assets outstanding as of each balance sheet date and the cost of fixed assets not ready for use before such date are disclosed under capital work-in-progress.
Lease payments under operating lease are recognised as an expense in the profit and loss account.
Goodwill
Goodwill arising on consolidation / acquisition of assets is not amortised. It is tested for impairment on a periodic basis and written-off if found impaired.
Depreciation and amortisation
Depreciation is provided on straight line method at rates not lower than rates specified in Schedule XIV to the Companies Act, 1956. Assets under capital lease are amortized over their estimated useful life or the lease term, whichever is lower.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Intangible assets are amortized over their estimated useful life. Estimated useful life is usually less than 10 years. For certain brands acquired by the Company, based on the performance of various comparable brands in the market, the Company estimated the useful life of those brands to be 20 to 25 years. Accordingly, such intangible assets are being amortized over 20 to 25 years.
Investments
Long term investments (other than investments in affiliates ) are stated at cost less provision for diminution in the value of such investments. Diminution in value is provided for where the management is of the opinion that the diminution is of other than temporary nature. Short term investments are valued at lower of cost and net realizable value.
Investments in affiliates are accounted under the equity method.
Inventories
Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Small value tools and consumables are charged to consumption on purchase. Cost is determined using weighted average method.
Provision for retirement benefits
Gratuity - In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan) covering certain categories of employees . The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company. Liabilities with regard to gratuity plan is accrued based on actuarial valuations at the balance sheet date, carried out by an independent actuary. Actuarial gain or loss is recognised immediately in the statement of profit and loss as income or expense. The Company has an employees’ gratuity fund managed by the Life Insurance Corporation of India (LIC).
Superannuation - Apart from being covered under the Gratuity Plan described above, the employees of the Company also participate in a defined contribution plan maintained by the Company. This plan is administered by the LIC. The Company makes annual contributions based on a specified percentage of each covered employee’s salary. From April 1, 2005, the Company discontinued superannuation contributions for certain category of employees and paid such contribution amounts as cash compensation to the employees. The Company has no further obligations under the plan beyond its annual contributions.
Provident fund - In addition to the above benefits, employees receive benefits from a provident fund, a defined contribution plan. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s salary. A portion of the contribution is made to the provident fund trust managed by the Company, while the remainder of the contribution is made to the Government’s provident fund. The Government mandates the annual yield to be provided to the employees on their corpus. The Company has an obligation to make good the shortfall, if any, between the yield on the investments of trust and the yield mandated by the Government.
Compensated absence - The employees of the Company are entitled to compensated absence. The employees can carry-forward a portion of the unutilized accrued compensated absence and utilize it in future periods or receive cash compensation at retirement or termination of employment for the unutilized accrued compensated absence. The Company records an obligation for compensated absences in the period in which the employee renders the services that increase this entitlement. The Company measures the expected cost of compensated absence as the additional amount that the Company expects to pay as a result of the unused entitlement that has accumulated at the balance sheet date.
Foreign currency transactions
The Company is exposed to currency fluctuations on foreign currency transactions. With a view to minimize the volatility arising from fluctuations in the currency rates, the Company follows established risk management policies, including the use of foreign exchange forward contracts and other derivative instruments.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
As a part of the Risk Management Policies, the forward contracts are designated as hedge of highly probable forecasted transactions. The Accounting Standard (AS 11) on “The Effects of Changes on Foreign Exchange Rates”, amended with effect from April 1, 2004 provides guidance on accounting for forward contracts. In respect of forward contracts entered into to hedge foreign exchange risk of highly probable forecasted transactions, the ICAI has clarified that AS 11 is currently not applicable to exchange differences arising from such forward contracts. The premium or discount of such contracts is amortised over the life of the contract in accordance with AS 11 (revised). However, AS 11 will become applicable to exchange differences arising on such contracts effective April 1, 2007.
Foreign currency transactions are recorded at the average rate for the month. Period - end balances of monetary foreign currency assets and liabilities are restated at the closing rate. The exchange difference arising from restatement or settlement is recognized in the profit and loss account.
In respect of forward contracts assigned to the foreign currency assets as on the balance sheet date , the proportionate premium / discount for the period upto the date of balance sheet is recognized in the profit and loss account. The exchange difference measured by the change in exchange rate between inception of forward contract and the date of balance sheet is applied on the foreign currency amount of the forward contract and recognized in the profit and loss account.
Exchange differences of forward contracts / option contracts designated as hedge of highly probable forecasted transactions are recognised in the profit and loss account in the period in which the forecasted transaction occurs.
Realised / unrealised gains and losses on forward contracts and options not designated as hedges of forecasted transactions are accounted in the profit and loss account for the period.
In respect of non-integral operations, assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. The items in the profit & loss account are translated at the average exchange rate during the period. The differences arising out of the translation are transferred to translation reserve.
Employee stock options
The Company measures the compensation cost relating to employee stock options using the intrinsic value method. The compensation cost is amortized on a straight line basis over the total vesting period of the stock options.
Fringe benefit tax
Consequent to the introduction of Fringe Benefit Tax (FBT) effective 1 April 2005, in accordance with the guidance note on accounting for fringe benefits tax issued by the ICAI, the Company has made provision for FBT under income taxes.
Income tax
The current charge for income taxes is calculated in accordance with the relevant tax regulations. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to timing differences that result between the profit offered for income taxes and the profit as per the financial statements by each entity in the Company. Deferred tax in respect of timing differences which originate during the tax holiday period but reverse after the tax holiday period is recognised in the period in which the timing differences originate. For this purpose the timing difference which originates first is considered to reverse first. Deferred tax assets and liabilities are measured using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in the period that includes the enactment/ substantial enactment date. Deferred tax assets on timing differences are recognised only if there is a reasonable certainty that sufficient future taxable income will be available against which such deferred tax assets can be realised. However, deferred tax assets on the timing differences when unabsorbed depreciation and losses carried forward exist, are recognised only to the extent that there is virtual certainty that sufficient future taxable income will be available against which such deferred tax assets can be realised. Deferred tax assets are reassessed for the appropriateness of their respective carrying values at each balance sheet date.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
The income tax provision for the interim period is made based on the best estimate of the annual average effective tax rate expected to be applicable for full fiscal year. Changes in interim periods to tax provisions, for changes in judgments or settlements relating to tax exposure items of earlier years, are recorded as discrete items in the interim period of change.
Research and development
Revenue expenditure on research and development is charged to profit and loss account and capital expenditure is shown as addition to fixed assets.
Earnings per share
The number of shares used in computing basic earnings per share is the weighted average number of shares outstanding during the period. The number of shares used in computing diluted earnings per share comprises the weighted average shares considered for deriving basic earnings per share, and also the weighted average number of equity shares that could have been issued on the conversion of all dilutive potential equity shares. The dilution is determined using the treasury stock method. Dilutive potential equity shares are deemed converted as of the beginning of the period, unless issued at a later date. The number of shares and potentially dilutive equity shares are adjusted for any stock splits and bonus shares issues .
Cash flow statement
Cash flows are reported using indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Company are segregated.
Provisions and contingent liabilities
The Company creates a provision when there is a present obligation as a result of an obligating event that probably requires an outflow of resources and a reliable estimate can be made of the amount of the obligation. A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources. Where there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made.
Impairment of assets
The Company assesses at each balance sheet date whether there is any indication that an asset including goodwill may be impaired. If any such indication exists, the Company estimates the recoverable amount of the asset. If such recoverable amount of the asset or the recoverable amount of the cash generating unit to which the asset belongs to is less than its carrying amount, the carrying amount is reduced to its recoverable amount. The reduction is treated as an impairment loss and is recognised in the profit and loss account. If at the balance sheet date there is an indication that if a previously assessed impairment loss no longer exists, the recoverable amount is reassessed and the asset is reflected at the recoverable amount subject to a maximum of depreciated historical cost. In respect of goodwill the impairment loss will be reversed only when it was caused by specific external events and their effects have been reversed by subsequent external events.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
NOTES TO ACCOUNTS
1.	The following are the breakup for 1,431,992,871 (2005: 704,871,203, 2006: 1,425,754,267 ) equity shares as at June 30, 2006
i)
1,398,430,659 equity shares / American Depository Receipts (ADRs) (2005 : 692,537,085, 2006: 1,398,430,659) have been allotted as fully paid bonus shares / ADRs by capitalisation of Securities premium account and Capital redemption reserve.

ii)	1,325,525 equity shares (2005 & 2006: 1,325,525) have been allotted as fully paid-up, pursuant to a scheme of amalgamation, without payment being received in cash.

iii)	3,162,500 equity shares (2005 & 2006: 3,162,500) representing American Depository Receipts issued during 2000-2001 pursuant to American Depository offering by the Company.

iv)	28,149,187 (2005: 6,921,093, 2006: 21,910,583) equity share issued pursuant to Employee Stock Option Plan.
2.	Note on Reserves:
i)	Restricted stock units reserve represents charge to profit and loss account to be treated as securities premium at the time of allotment of shares.

ii)	Additions to General Reserve include:

		( Rs. in Million)
		For the quarter		For the year
		ended		ended
		June 30,	June 30,	March 31,
		2006	2005	2006
a)	Transfer from profit and loss account	6,203.92	4,280.18	12,545.32
b)	Dividend distributed to Wipro Equity Reward Trust ( WERT )	—	—	19.73
b)	Additional dividend paid for the previous year	—	—	(6.29)
d)	Adjustment on account of amalgamation of Wipro BPO Solutions Limited, Spectramind
	Limited-Bermuda & Spectramind Limited-Mauritius.	—	—	(5,835.35)
e)	Transition liability for employee benefits [refer note 19(11)]	(27.38)	—	—

		6,176.54	4,280.18	6,723.41

3.	Goodwill as on the balance sheet date comprises of the following:

(Rs. in million)

RetailBox BV (refer Note 5)	2,039.18
Wipro Inc.	1,289.86
Saraware Oy (refer Note 8)	1,149.04
mPower Software Services Inc. (refer Note 6)	1,089.18
New Logic Technologies AG (refer Note 7)	932.02
cMango Inc (refer Note 4)	907. 31
Wipro Healthcare IT Limited	175.01
Wipro Technology UK Limited	118. 68
Wipro Infrastructure Engineering Limited	18.27
Cygnus Negri Investments Private Limited	16.26

7,734.81

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
4.
Effective April 1, 2006, the Company acquired 100% equity of cMango Inc and subsidiaries (cMango). cMango is a provider of Business Service Management (BSM) solutions. The consideration includes cash payment of Rs. 884.25 Million and an earn-out of USD 12.00 Million to be determined and paid in the future based on specific financial metrics being achieved over a two year period. The earn-out will be recorded as additional purchase price when the contingency is resolved.

Through this acquisition, the Company will expand its operations in Business Management Services sector. This acquisition also enables the Company to access over 20 customers in the Business Management Services sector.

The purchase consideration has been allocated based on book value of assets / liabilities and goodwill of Rs. 907.31 Million has been recorded.

5.
Effective June 1, 2006, the Company acquired 100% equity of RetailBox BV and subsidiaries (Enabler). Enabler is in the business of providing comprehensive IT solutions and services. The consideration includes cash payment of Rs. 2,425.47 Million and an earn-out of Euro 11.00 Million to be determined and paid in the future based on specific financial metrics being achieved over a two year period. The earn-out will be recorded as additional purchase price when the contingency is resolved.

As a part of this acquisition, the Company aims to provide a wide range of services including Oracle retail implementation, digital supply chain, business optimisation and integration. Through this acquisition, the Company is able to expand domain expertise both in retail and technology sector and enables presence in five different geographical locations.

The purchase consideration has been allocated on a preliminary basis based on management’s estimates and goodwill of Rs. 2,039.18 Million has been recorded. The Company is in the process of making a final determination of the carrying value of assets and liabilities, which may result in changes in the carrying value of net assets recorded.

6.
Effective December 1, 2005, Wipro Inc . acquired 100% equity of mPower Software Services Inc. and its subsidiaries for an aggregate cash consideration of Rs. 1,274.57 Million. This acquisition resulted in goodwill arising on consolidation of Rs. 1,089.18 Million.

In the terms of the scheme of amalgamation filed with and endorsed by the State of Delaware, USA, mPower Software Services Inc amalgamated with Wipro Inc with effect from April 2006. Wipro Inc has accounted for the amalgamation as an amalgamation in the nature of purchase in accordance with AS 14 – Accounting for amalgamation.

Following are the salient features of the scheme:
a)	200 equity shares of USD 0.01 each held by Wipro Inc in mPower Software Services Inc were cancelled and extinguished, from the effective date of the scheme.

b)
All the assets and liabilities of mPower Software Services Inc are recorded in the books of the Wipro Inc at their fair value amounts determined by management as on the effective date of the amalgamation.

The amalgamation did not have a material impact on the consolidated financial statements.

7.
In December 2005, the Company acquired 100% equity of BVPENTE Beteiligungsverwaltung GmbH and its subsidiaries (New Logic) for an aggregate consideration of Rs. 1,156.54 Million and earn-out of Euro 26 million to be determined and paid in future on financial targets being achieved over a 3 year period.

The consideration paid was subject to certain working capital adjustments. In the quarter ended June 30, 2006, the Company has completed the working capital adjustments and paid an additional consideration of Rs. 82.63 Million, which has resulted in additional goodwill.

8.	On June 29, 2006, the Company acquired 100% equity of Saraware Oy (Saraware) for an aggregate consideration of Rs. 975.22 Million. Saraware provides design and engineering

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
services to telecom companies. In addition, the Company would pay an earn-out of Euro 7 Million to be determined based on financial targets being achieved over a period of 18 months.

Through this acquisition the Company would be able to expand it’s presence in the engineering services sector in Finland and the Nordic region.

The purchase consideration has been allocated on a preliminary basis based on managements’ estimates and goodwill of Rs. 1,149.04 Million has been recorded . The Company is in the process of making final determination of the carrying value of assets and liabilities, which may result in changes in the carrying value of net assets recorded.

9.
In May 2006, the Company acquired the trademark / brand “North-West”, plant and machinery, moulds and dies and technical know-how relating to plant and machinery from North-West Switchgear Limited for an aggregate cash consideration of Rs 1,053.00 Million and an earn-out of Rs. 200.00 Million to be determined and paid in future based on specific financial metrics being achieved during a four year period. The Company has also entered into a non-compete agreement with the sellers of “North-West” brand for a cash consideration of Rs. 30.00 Million.

Based on the performance of various other established brands in the market of similar products, and based on future economic benefits using reasonable and supportable assumptions that represent best estimate of the set of economic conditions that will exist over the useful life of the asset, the Company estimates that the useful life of the brand is 20 years. The brand is amortised on a straight line basis. Intangibles economic life includes period for which renewal of legal rights is virtually certain. Payment for non-compete is amortised over the period of the non-compete agreement.

10.
As of June 30, 2006, forward contracts and options (including zero cost collars) to the extent of USD 144.00 Million have been assigned to the foreign currency assets as on the balance sheet date. The proportionate premium/discount on the forward contracts for the period unto the balance sheet date is recognized in the profit and loss account. The exchange difference measured by the change in exchange rate between inception of forward contract and the date of balance sheet is applied on the foreign currency amount of the forward contract and recognized in the profit and loss account.

Additionally, the Company has designated forward contracts and options to hedge highly probable forecasted transactions. The Company also designates zero cost collars to hedge the exposure to variability in expected future foreign currency cash inflows due to exchange rate movements beyond a defined range. The range comprises an upper and lower strike price. At maturity, if the exchange rate remains within the range the Company realizes the cash inflows at spot rate, otherwise the Company realizes the inflows at the upper or lower strike price.

The exchange differences on the forward contracts and gain / loss on options are recognized in the profit and loss account in the period in which the forecasted transaction is expected to occur. The premium / discount at inception of forward contracts is amortised over the life of the contract.

In respect of option/forward contracts which are not designated as hedge of highly probably forecasted transactions, realized/unrealized gain or loss are recognised in the profit and loss account of the respective periods.

As at June 30, 2006, the Company had forward / option contracts to sell USD 335.40 Million , relating to highly probable forecasted transactions. The effect of mark to market of the designated contracts is a loss of Rs. 272.00 Million. The final impact of such contracts will be recognized in the profit and loss account of the respective periods in which the forecasted transactions are expected to occur.

11.
The Company adopted Accounting Standard 15 (revised 2005) – Employee benefits (“AS 15”) from April 1, 2006. Pursuant to adoption, the Company has determined the liability for compensated absences in accordance with the revised AS 15. The difference between the transition liability as determined under the revised AS 15 and the liability previously recorded in

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
the financial statements amounting Rs. 46.47 Million has been debited to general reserves. In respect of defined benefit plans , the difference between the transitional liability as per the revised AS 15 and the liability previously recognized in the financial statements amounting Rs. 19.09 Million has been credited to general reserves.
As at June 30, 2006, the net liability amounted Rs. 777.32 Million and fair value of plan assets amounted Rs. 635.50 Million. Net gratuity cost incurred for the quarter ended June 30, 2006 amounted Rs. 141.82 Million.
The weighted average actuarial assumptions used to determine benefit obligations and net periodic gratuity cost for the quarter ended June 30, 2006 are:

2006
Discount rate	8%
Rate of increase in compensation levels	7%
Rate of return on plan assets	7%

The estimates of future salary increase, considered in actuarial valuation, take account of inflation, seniority, promotion and other relevant factors such as supply & demand factors in the employment market.

12.
The Company has a 49% equity interest in Wipro GE Medical Systems Private Limited (Wipro GE), an entity in which General Electric, USA holds the majority equity interest. The shareholders agreement provides specific rights to the two shareholders . Management believes that these specific rights do not confer joint control as defined in Accounting Standard 27 “Financial Reporting of Interest in Joint Venture”. Consequently, Wipro GE is not considered as a joint venture and consolidation of financial statements are carried out as per equity method in terms of Accounting Standard 23 “Accounting for Investments in Associates in Consolidated Financial statements”.

Investments in WeP Peripherals Ltd have been accounted for by the equity method.

13.
In June 2004, the Company established Wipro Restricted Stock Unit Plan (WRSUP 2004) and Wipro ADS Restricted Stock Unit Plan (WARSUP 2004). The Company is authorized to issue up to 12,000,000 Restricted Stock Units (RSUs) under each plan to eligible employees.

The Company has been granting restricted stock units (RSUs) since October 2004. The RSUs generally vest equally at annual intervals over a five year period. The stock compensation cost is computed under the intrinsic value method and amortized on a straight line basis over the total vesting period of five years. As permitted by generally accepted accounting principles in the United States (US GAAP), the Company applies a similar straight line amortization method for financial reporting under US GAAP. The Company has been advised by external counsel that the straight line amortization over the total vesting period complies with the SEBI Employee Stock Option Scheme Guidelines 1999, as amended.

However , an alternative interpretation could result in amortization of the cost on an accelerated basis. Under this approach, the amortization in the initial years would be higher with a lower charge in subsequent periods (though the overall charge over the full vesting period will remain the same). If the Company were to amortize the cost on an accelerated basis, profit before tax and profit after tax for the quarter ended June 30, 2006 would have been lower by Rs. 27.81 Million & Rs. 23.64 Million respectively. Similarly, the profits before tax and profit after tax for the quarter ended June 30, 2005 and year ended March 31, 2006 would have been lower by Rs. 213.04 Million & Rs. 197.11 Million and Rs. 490 .06 Million & Rs. 449 .29 Million respectively. This would effectively increase the profit before and after tax in later years by similar amounts.

14.
The Company had received demands from the Indian income tax authorities for the financial years ended March 31, 2001 and 2002 aggregating to Rs. 5,231.72 Million. The tax demands were primarily on account of denial of deduction claimed by the Company under Section 10A of

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

the Income Tax Act 1961, in respect of profits earned by its undertakings in Software Technology Park at Bangalore. The Company had appealed against the said demands. In March 2006, the first Income tax appellate authority substantially upheld the deductions claimed by the Company under Section 10A of the Act, which vacates a substantial portion of the demands for these years.

In March 2006, the Company received additional tax demand on similar grounds as 2001 and 2002, for the financial year ended March 31, 2003 aggregating Rs. 2,868.77 Million (including interest of Rs.750.38 Million). The Company will file an appeal against the demand for the year ended March 31, 2003 within the prescribed statutory time.

Considering the facts and nature of disallowance, the order of the appellate authority upholding the claims of the Company for financial years ended March 31, 2001 and 2002 , the Company believes that the final outcome of the dispute should be positive in favour of the Company and there should not be any material impact on the financial statements.

15.	a)	Provision for taxation comprises of the following:
(i)	Rs. 502.38 Million (2005: Rs. 382.38 Million & 2006: Rs. 1,605.27 Million ) in respect of foreign taxes.

(ii)
Rs. 483.00 Million (2005: Rs. 203.65 Million & 2006: Rs. 1, 547.35 Million ) in respect of Indian Income Tax, which includes write back of Rs. Nil Million (2005: Rs. 154.09 Million & 2006: Rs. 338.48 Million) in respect of earlier years.

(iii)	Rs. Nil (2005: Nil & 2006: Rs. 7.50 Million) in respect of Wealth Tax .

(iv)	Rs. 55.44 Million (2005: Rs. 42.04 Million & 2006: Rs. 230.86 Million ) on account of Fringe Benefit Tax.
b)	Tax expense for the quarter is based on the estimated effective tax rate for the year. The bifurcation between current tax and deferred tax assets will be made at the year end.
16.	The details of subsidiaries and affiliates are as follows :–

	Country of
i) Name of the subsidiary	Incorporation	% Holding
Wipro Infrastructure Engineering Limited	India	100%
Wipro Inc.	USA	100%
Enthink Inc. (a)	USA	—
Wipro Japan KK	Japan	100%
Wipro Chandrika Limited	India	90%
Wipro Trademarks Holding Limited	India	100%
Wipro Travel Services Limited	India	100%
Wipro HealthCare IT Limited	India	100%
Spectramind Inc.	USA	100%
Wipro Holdings (Mauritius) Limited	Mauritius	100%
Wipro Holdings (UK) Limited (b)	UK	—
Wipro Technologies UK Limited (c)	UK	—
Wipro Consumer Care Limited	India	100%
Cygnus Negri Investments Private Limited (d)	India	—
Wipro Shanghai Limited	China	100%
mPower Software Services (India) Private Limited (e)	India	—
MPact Technologies Services Private Limited (e)	India	—
BVPENTE Beteiligungsverwaltung GmbH (c)	Austria	—
New Logic Technologies AG (f)	Austria	—
NewLogic Technologies Inc . (g)	USA	—
NewLogic Technologies SARL (g)	France	—
NewLogic Technologies S.A. (g)	Switzerland	—

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Country of
Name of the Subsidiary	Incorporation	% Holding
Wipro Cyprus Private Limited	Cyprus	100%
RetailBox BV (h)	Netherlands	—
Enabler Informatica SA (i)	Portugal	—
Enabler France SAS (j)	France	—
Enabler UK Ltd (j)	UK	—
Enabler Brazil Ltd. (j)	Brazil	—
Enabler & Retail Consult GmbH (j)	Germany	—
cMango Inc. (e)	USA	—
cMango (India) Pvt Ltd (k)	India	—
Saraware Oy (h)	Finland	—

ii) Wipro Equity Reward Trust	India	Fully controlled trust
iii) Name of the affiliate
Wipro GE Medical Systems Private Limited	India	49%
WeP Peripherals Limited	India	36.93%

Note:
a)	Majority owned by Wipro Inc.

b)	Fully owned by Wipro Holdings (Mauritius) Limited

c)	Fully owned by Wipro Holdings (UK) Limited

d)	Fully owned by Wipro Trademarks Holding Limited

e)	Fully owned by Wipro Inc.

f)	Fully owned by BVPENTE Beteiligungsverwaltung GmbH

g)	Fully owned by New Logic Technologies AG

h)	Fully owned by Wipro Cyprus Pvt Ltd.

i)	Fully owned by RetailBox BV

j)	Fully owned by Enabler Informatica SA

k)	Fully owned by cMango Inc.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
17.	The segment information for the quarter ended June 30, 2006 follows:
Rs. in Million

	Quarter ended June 30			Year ended
Particulars	2006	2005	Growth %	March 31, 2006
Revenues
IT Services	21,842	15,495	41%	72,531
Acquisitions	565	—	—	502
BPO Services	2,098	1,823	15%	7,627
Global IT Services and Products	24,505	17,318	42%	80,660
India & AsiaPac IT Services and Products	4,564	3,382	35%	17,048
Consumer Care and Lighting	1,768	1,364	30%	6,008
Others	804	707	14%	3,323
Eliminations	(216)	(152)		(781)

TOTAL	31,425	22,619	39%	106,258

Profit before Interest and Tax — PBIT
IT Services	5,690	4,002	42%	18,751
Acquisitions	(96)	—		45
BPO Services	426	156	173%	1,058
Global IT Services and Products	6,020	4,158	45%	19,854
India & AsiaPac IT Services and Products	353	218	62%	1,459
Consumer Care and Lighting	231	187	24%	805
Others	69	76	-9%	388

TOTAL	6,673	4,639	44%	22,506

Interest (Net) and Other Income	507	214	137%	1,272

Profit Before Tax	7,180	4,853	48%	23,778

Income Tax expense including Fringe Benefit Tax	(1,041)	(628)	66%	(3,391)
Profit before Share in earnings / (losses) of Affiliates and minority interest	6,139	4,225	45%	20,387
Share in earnings of affiliates	65	56		288
Minority interest	—	(1)		(1)

PROFIT AFTER TAX	6,204	4,280	45%	20,674

Operating Margin
IT Services	26%	26%		26%
Acquisitions	-17%	—		9%
BPO Services	20%	9%		14%
Global IT Services and Products	25%	24%		25%
India & AsiaPac IT Services and Products	8%	6%		9%
Consumer Care and Lighting	13%	14%		13%

TOTAL	21%	21%		21%

CAPITAL EMPLOYED
IT Services	25,685	23,968		27,952
Acquisitions	7,285	—		2,692
BPO Services	7,010	4,846		6,357
Global IT Services and Products	39,980	28,814		37,001
India & AsiaPac IT Services and Products	3,211	1,903		2,401
Consumer Care and Lighting	2,181	719		1,210
Others	29,894	27,145		26,272

TOTAL	75,266	58,581		66,884

CAPITAL EMPLOYED COMPOSITION
IT Services	34%	41%		42%
Acquisitions	10%	—		4%
BPO Services	9%	8%		10%
Global IT Services and Products	53%	49%		55%
India & AsiaPac IT Services and Products	4%	3%		4%
Consumer Care and Lighting	3%	1%		2%
Others	40%	47%		39%

TOTAL	100%	100%		100%

RETURN ON AVERAGE CAPITAL EMPLOYED
IT Services	85%	71%		76%
Acquisitions	-8%	—		3%
BPO Services	25%	9%		14%
Global IT Services and Products	63%	57%		59%
India & AsiaPac IT Services and Products	50%	53%		77%
Consumer Care and Lighting	54%	91%		76%

TOTAL	38%	33%		37%

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Notes to Segment Report
a)
The segment report of Wipro Limited and its consolidated subsidiaries and associates has been prepared in accordance with the Accounting Standard 17 “Segment Reporting” issued by The Institute of Chartered Accountants of India.

b)	Segment revenue includes exchange differences which are reported in other income in the financial statements.

c)
PBIT for the quarter June 30, 2006 is after considering restricted stock unit amortisation of Rs. 148 Million (2005: Rs. 173 Million & 2006: Rs. 633 Million). PBIT of Global IT Services and Products for the quarter June 30, 200 6 is after considering restricted stock unit amortisation of Rs. 131 Million (2005: Rs. 145 Million & 2006: Rs. 544 Million).

d)	Capital employed of segments include current liabilities —
(Rs. in Million)

	As of June 30,		As of March 31,
Name of the Segment	2006	2005	2006
Global IT Services and Products	16,105	9,208	13,510
India & AsiaPac IT Services and Products	4,932	3,609	5,314
Consumer Care and Lighting	1,339	489	1,080
Others	8,951	5,297	8,866

	31,327	18,603	28,770

e)	Capital employed of ‘Others’ includes cash and cash equivalents including liquid mutual funds of Rs. 35,406 Million (2005: Rs. 26,911 Million & 2006: Rs. 29,817 Million ).

f)
The Company has four geographic segments: India, USA, Europe and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

(Rs. in Million)

	Quarter ended June 30,				Year ended
Geography	2006	%	2005	%	March 31, 2006%
India	5,941	19%	5,192	23%	22,438	21%
USA	16,390	52%	11,445	51%	53,089	50%
Europe	7,516	24%	5,102	23%	24,311	23%
Rest of the World	1,578	5%	880	3%	6,421	6%

Total	31,425	100%	22,619	100%	106,258	100%

g)	For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segment.

h)
Until June 30, 2005, the Company reported IT services and BPO services as an integrated business segment — Global IT Services and Products. Effective July 2005, the Company reorganized the management structure of Global IT Services and Products Segment, the segment reporting format has been changed accordingly. Revenues, operating profits and capital employed of Global IT Services business are now segregated into IT Services and BPO services.

i)	As at June 30, 2006, revenues, operating profits and capital employed (including goodwill) of mPower, New Logic, cMango, Enabler & Saraware are reported separately under ‘ Acquisitions’.
j)	a)
In accordance with Accounting Standard 21 “Consolidated Financial Statements” issued by The Institute of Chartered Accountants of India, the consolidated financial statements of Wipro Limited include the financial statements of all subsidiaries which are more than 50% owned and controlled.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
b)
The Company has a 49% equity interest in Wipro GE Medical Systems Private Limited (Wipro GE), an entity in which General Electric, USA holds the majority equity interest. The shareholders agreement provides specific rights to the two shareholders. Management believes that these specific rights do not confer joint control as defined in Accounting Standard 27 “Financial Reporting of Interest in Joint Venture”. Consequently, WGE is not considered as a joint venture and consolidation of financial statements are carried out as per equity method in terms of Accounting Standard 23 “Accounting for Investments in Associates in Consolidated Financial statements”.

c)
In accordance with the guidance provided in Accounting Standard 23 “Accounting for Investments in Associates in Consolidated Financial Statements” WeP Peripherals have been accounted for by equity method of accounting.